EXHIBIT 11.1

                                 WORLDTEX, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                   (In thousands except per share amounts)



                                                         Three Months Ended
                                                              March 31,
                                                          1999        1998

Net income                                               $  815       2,151
                                                         ======      ======
Shares:
Weighted average number of
shares outstanding                                       14,271      14,429
                                                         ======      ======

Basic earnings per share <F1>                            $  .06         .15
                                                         ======      ======
Shares:
Weighted average number of
shares outstanding                                       14,271      14,429
Assumed exercise of options                                   -         353
                                                         ------      ------
    Total average number of common and
       common equivalent shares used for
       diluted computation                               14,271      14,782
                                                         ======      ======
Diluted earnings per share <F2>                          $  .06         .15
                                                         ======      ======

-------------------
<F1> Basic earnings per share are  calculated  based upon the  weighted  average number of common shares outstanding during the year.

<F2> Diluted earnings per share are calculated  based upon the weighted  average number of common shares and common equivalent shares outstanding during the year. Common stock equivalents for the three months ended March 31, 1999 are anti-dilutive and therefore excluded from the computation.
